Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2010
Reports 42 percent Growth in Earnings per Diluted Common Share
     MINNEAPOLIS, April 20, 2010 — U.S. Bancorp (NYSE: USB) today reported net income of $669 million for the first quarter of 2010, or $.34 per diluted common share. Earnings for the first quarter were driven by total net revenue of $4.3 billion, the result of strong year-over-year growth in both net interest income and fee revenue. Highlights for the first quarter of 2010 included:
➢	Strong new lending activity of $36.5 billion during the first quarter including:
•	$6.6 billion of new commercial and commercial real estate commitments

•	$14.6 billion of commercial and commercial real estate commitment renewals

•	$2.0 billion of lines related to new credit card accounts

•	$13.3 billion of mortgage production and other retail originations
➢	Significant growth in average deposits of 13.7 percent (4.5 percent excluding acquisitions) over the first quarter of 2009, including:
•	5.5 percent growth in average noninterest-bearing deposits

•	40.7 percent growth in average total savings deposits
➢	Solid growth in total net revenue of 11.3 percent over the first quarter of 2009 (6.7 percent excluding the impact of net securities losses)

➢	Net interest income growth of 14.7 percent over the first quarter of 2009, driven by a 5.7 percent increase in average earning assets and growth in lower cost core deposit funding

➢	Net interest margin of 3.90 percent for the first quarter of 2010, compared with 3.59 percent in the first quarter of 2009 (and 3.83 percent in the fourth quarter of 2009)

U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

➢	Strong year-over-year growth in payments-related fee income and commercial products revenue, driven by:
•	Higher merchant processing services revenue (13.2 percent) and corporate payment products revenue (9.1 percent)

•	A 24.8 percent increase in commercial products revenue (principally commercial loan fees and standby letters of credit fees)
➢	Positive operating leverage on a linked quarter basis; industry leading efficiency ratio of 49.0 percent in the first quarter of 2010

➢	Provision for credit losses exceeded net charge-offs by $175 million, or approximately 15 percent of net charge-offs for the quarter, resulting in an increase to the allowance for credit losses
•	Second consecutive quarterly decrease in the provision for credit losses; lowest level since the fourth quarter of 2008

•	Net charge-offs increased but the rate of growth decreased to only 2.3 percent on a linked quarter basis

•	Nonperforming assets increased but the rate of growth (excluding covered assets) decreased to 2.3 percent on a linked quarter basis

•	Early and late stage loan delinquencies (excluding covered loans) as a percentage of ending loan balances declined in all major loan categories on a linked quarter basis

•	Allowance to period-end loans (excluding covered loans) was 3.20 percent at March 31, 2010, compared with 3.04 percent at December 31, 2009

•	Allowance to nonperforming assets (excluding covered assets) was 136 percent at March 31, 2010, compared with 135 percent at December 31, 2009
➢	Capital generation continues to strengthen capital position; ratios at March 31, 2010:
•	Tier 1 capital ratio of 9.9 percent

•	Total risk-based capital ratio of 13.2 percent

•	Tier 1 common equity ratio of 7.1 percent
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

EARNINGS SUMMARY	Table 1

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
($ in millions, except per-share data)	2010	2009	2009	4Q09	1Q09

Net income attributable to U.S. Bancorp	$669	$602	$529	11.1	26.5
Diluted earnings per common share	$.34	$.30	$.24	13.3	41.7

Return on average assets (%)	.96	.86	.81
Return on average common equity (%)	10.5	9.6	9.0
Net interest margin (%)	3.90	3.83	3.59
Efficiency ratio (%)	49.0	49.1	45.8
Tangible efficiency ratio (%) (a)	46.8	46.8	43.6

Dividends declared per common share	$.05	$.05	$.05	—	—
Book value per common share (period-end)	$13.16	$12.79	$10.96	2.9	20.1

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.
     U.S. Bancorp reported net income attributable to shareholders of $669 million for the first quarter of 2010, 26.5 percent higher than the $529 million for the first quarter of 2009 and 11.1 percent higher than $602 million for the fourth quarter of 2009. Diluted earnings per common share of $.34 in the first quarter of 2010 were $.10 higher than the first quarter of 2009 and $.04 higher on a linked quarter basis. Return on average assets and return on average common equity were .96 percent and 10.5 percent, respectively, for the first quarter of 2010, compared with .81 percent and 9.0 percent, respectively, for the first quarter of 2009. The Company continued to strengthen its allowance for credit losses in the first quarter of 2010 by recording $175 million of provision for credit losses in excess of net charge-offs. Also impacting the first quarter of 2010 was $34 million of net securities losses, including $46 million of impairments, partially offset by $12 million of gains on securities. These items, in total, reduced first quarter of 2010 diluted earnings per common share by approximately $.08. In the first quarter of 2009, significant items, which included provision for credit losses in excess of net charge-offs of $530 million, net securities losses of $198 million and a $92 million gain from a corporate real estate transaction, reduced diluted earnings per common share by approximately $.28. In the fourth quarter of 2009, significant items, which included $278 million of provision for credit losses in excess of net charge-offs and $158 million of net securities losses reduced diluted earnings per common share by approximately $.18.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our first quarter earnings of $.34 per diluted common share were approximately 42 percent higher than the same quarter of 2009 and were driven by solid year-over-year growth in total net revenue, moderating credit costs and on-going operational efficiency. Total net revenue benefited from earning asset and deposit growth, as well as an expanded net interest margin, while higher fee revenue, notably in payments and corporate banking, reflected our on-going investments and business line growth initiatives.
     “As expected, the Company recorded modest linked quarter growth in net charge-offs and nonperforming assets, with both credit metrics increasing by just over 2 percent, excluding covered assets. Importantly, early and late stage delinquencies in all major loan categories, excluding covered loans, were lower at March 31st than at year end 2009. This favorable change in delinquencies, in addition to the quarter’s modest increase in net charge-offs and nonperforming assets, supports our expectation that the level of both net charge-offs and nonperforming assets, excluding covered assets, will remain relatively stable in the second quarter of this year. Similar to the prior eight quarters, the Company recorded provision in excess of net charge-offs, further building and strengthening the allowance for credit losses. As we near the inflection point in credit quality, however, we expect that the corresponding reduction in reserve build will continue to result in lower provision expense going forward.
     “As a result of our distinctive mix of businesses, efficiency and overall profitability, our Company continues to generate significant capital each quarter. The strength of our capital generation is exemplified by the steady increase in the Company’s capital ratios. At March 31, 2010, the Tier 1 capital ratio was 9.9 percent, and the Tier 1 common equity ratio was 7.1 percent, both higher than the ratios at December 31, 2009, of 9.6 percent and 6.8 percent, respectively. Given our ability to generate significant capital, even under adverse economic conditions, we are confident that our earnings can support a higher dividend. As I have indicated in the past, however, our earnings are not the only factor in determining whether or not we can raise the dividend. At this time we are deferring action on the dividend until we see evidence of a sustainable economic recovery and receive clear capital guidelines and approval from our regulators.
     “As a Company, we are confident and focused on the future. We are investing in our businesses, branches, employees and infrastructure. We continue to build deeper relationships with our clients, while transitioning from providing high quality customer service to being recognized for providing a great, high quality customer experience. We have not, however, lost sight of the prudent operating and risk management principles of our past – principles that have allowed our Company to successfully navigate an
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

uncertain economy and unprecedented changes in the financial services industry. There is more change to come, and we have taken a leadership position to help ensure that the industry and, importantly, our Company play a vital role in the economic recovery.
     “Our first quarter results demonstrated the underlying strength of our business model, and I am confident that our Company’s momentum will accelerate as the economy recovers. We have the depth, breadth and strength to grow and prosper in the years ahead for the benefit of our customers, employees, the communities we serve and our shareholders.”
     The Company’s net income attributable to shareholders for the first quarter of 2010 was higher than the same period of 2009 by $140 million (26.5 percent) and higher than the fourth quarter of 2009 by $67 million (11.1 percent). The increase in net income year-over-year was principally the result of strong growth in total net revenue, driven by an increase in both net interest income and fee-based revenues, partially offset by an increase in noninterest expense. Compared with the prior quarter, favorable variances in net interest income and noninterest expense, a decline in net securities losses and a lower provision for credit losses were partially offset by seasonal decreases in noninterest income.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2010 was $4,321 million; $438 million (11.3 percent) higher than the first quarter of 2009, reflecting a 14.7 percent increase in net interest income and a 7.3 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of growth in average earning assets and an increase in lower cost core deposit funding, while noninterest income increased year-over-year principally due to higher payments-related and commercial products revenue and a decrease in net securities losses. Total net revenue was $55 million (1.3 percent) lower on a linked quarter basis. Net interest income was 1.8 percent higher than the fourth quarter of 2009 due to the October 30, 2009, acquisition of the banking operations of First Bank of Oak Park Corporation (“FBOP”), as well as an increase in the Company’s core deposits and lower funding rates, while noninterest income declined 4.9 percent from the prior quarter, primarily due to seasonally lower payments-related revenue and deposit service charges, lower mortgage banking revenue and other income.
     Total noninterest expense in the first quarter of 2010 was $2,136 million; $265 million (14.2 percent) higher than the first quarter of 2009, but $92 million (4.1 percent) lower than the fourth quarter of 2009. The increase in total noninterest expense year-over-year was primarily due to the impact of acquisitions, as well as higher FDIC deposit insurance expense and costs related to affordable housing and other tax-advantaged projects. The decrease in total noninterest expense on a linked quarter basis was primarily due to the impact
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

of seasonally higher fourth quarter of 2009 costs related to investments in affordable housing, professional services and marketing and business development expenses, partially offset by higher salaries and benefits.
     The Company’s provision for credit losses declined from a year ago and on a linked quarter basis, reflecting a decrease in the rate of deterioration in the credit portfolio. The provision for credit losses for the first quarter of 2010 was $1,310 million, a decline of $78 million from the fourth quarter of 2009 and $8 million from the first quarter of 2009. The provision for credit losses exceeded net charge-offs by $175 million in the first quarter of 2010, $278 million in the fourth quarter of 2009, and $530 million in the first quarter of 2009. Net charge-offs in the first quarter of 2010 were $1,135 million, compared with $1,110 million in the fourth quarter of 2009 and $788 million in the first quarter of 2009. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the second quarter of 2010.
     Total nonperforming assets were $6,380 million at March 31, 2010, compared with $5,907 million at December 31, 2009, and $3,410 million at March 31, 2009. Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The fourth quarter of 2009 FBOP acquisition accounted for $1.9 billion of the $3.0 billion year-over-year increase in nonperforming assets. At March 31, 2010, total nonperforming assets, excluding covered assets, were $3,995 million compared with $3,904 million at December 31, 2009, and $2,708 million at March 31, 2009. Excluding covered assets, the linked quarter and year-over-year increase in nonperforming assets was driven by stress in residential home construction and related industries and the residential mortgage portfolio, as well as an increase in foreclosed properties and the impact of the economic slowdown on commercial and consumer customers. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 3.20 percent at March 31, 2010, compared with 3.04 percent at December 31, 2009, and 2.37 percent at March 31, 2009. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.85 percent at March 31, 2010, compared with 2.70 percent at December 31, 2009, and 2.23 percent at March 31, 2009. The Company expects total nonperforming assets, excluding covered assets, to remain relatively stable in the second quarter.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

INCOME STATEMENT HIGHLIGHTS	Table 2

				Percent	Percent
				Change	Change
(Taxable-equivalent basis, $ in millions,	1Q	4Q	1Q	1Q10 vs	1Q10 vs
except per-share data)	2010	2009	2009	4Q09	1Q09

Net interest income	$2,403	$2,360	$2,095	1.8	14.7
Noninterest income	1,918	2,016	1,788	(4.9)	7.3

Total net revenue	4,321	4,376	3,883	(1.3)	11.3
Noninterest expense	2,136	2,228	1,871	(4.1)	14.2

Income before provision and taxes	2,185	2,148	2,012	1.7	8.6
Provision for credit losses	1,310	1,388	1,318	(5.6)	(.6)

Income before taxes	875	760	694	15.1	26.1
Taxable-equivalent adjustment	51	50	48	2.0	6.3
Applicable income taxes	161	108	101	49.1	59.4

Net income	663	602	545	10.1	21.7
Net income attributable to noncontrolling interests	6	—	(16)	nm	nm

Net income attributable to U.S. Bancorp	$669	$602	$529	11.1	26.5

Net income applicable to U.S. Bancorp common shareholders	$648	$580	$419	11.7	54.7

Diluted earnings per common share	$.34	$.30	$.24	13.3	41.7

Net Interest Income
     Net interest income on a taxable-equivalent basis in the first quarter of 2010 was $2,403 million, compared with $2,095 million in the first quarter of 2009, an increase of $308 million (14.7 percent). The increase was primarily the result of growth in average earning assets, which were higher by $13.5 billion (5.7 percent) than the first quarter of 2009, driven by an increase of $7.2 billion (3.9 percent) in average loans and $3.9 billion (9.2 percent) in average investment securities. In addition, net interest margin was higher principally due to the impact of favorable funding rates. Net interest income grew 1.8 percent on a linked quarter basis, primarily due to the FBOP acquisition, as well as higher core deposits and favorable funding rates. During the first quarter of 2010, the net interest margin was 3.90 percent compared with 3.59 percent in the first quarter of 2009 and 3.83 percent in the fourth quarter of 2009.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

NET INTEREST INCOME	Table 3

				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
(Taxable-equivalent basis; $ in millions)	2010	2009	2009	4Q09	1Q09

Components of net interest income
Income on earning assets	$3,046	$3,026	$2,920	$20	$126
Expense on interest-bearing liabilities	643	666	825	(23)	(182)

Net interest income	$2,403	$2,360	$2,095	$43	$308

Average yields and rates paid
Earning assets yield	4.94%	4.91%	5.01%	.03%	(.07)%
Rate paid on interest-bearing liabilities	1.24	1.31	1.72	(.07)	(.48)

Gross interest margin	3.70%	3.60%	3.29%	.10%	.41%

Net interest margin	3.90%	3.83%	3.59%	.07%	.31%

Average balances
Investment securities	$46,211	$44,149	$42,321	$2,062	$3,890
Loans	192,878	191,648	185,705	1,230	7,173
Earning assets	248,828	245,383	235,314	3,445	13,514
Interest-bearing liabilities	209,538	201,447	194,509	8,091	15,029
Net free funds (a)	39,290	43,936	40,805	(4,646)	(1,515)

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

AVERAGE LOANS	Table 4

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
($ in millions)	2010	2009	2009	4Q09	1Q09

Commercial	$40,837	$43,490	$49,362	(6.1)	(17.3)
Lease financing	6,445	6,489	6,772	(.7)	(4.8)

Total commercial	47,282	49,979	56,134	(5.4)	(15.8)

Commercial mortgages	25,444	24,895	23,553	2.2	8.0
Construction and development	8,707	9,149	9,845	(4.8)	(11.6)

Total commercial real estate	34,151	34,044	33,398	.3	2.3

Residential mortgages	26,408	25,621	23,915	3.1	10.4

Credit card	16,368	16,399	13,597	(.2)	20.4
Retail leasing	4,509	4,620	5,115	(2.4)	(11.8)
Home equity and second mortgages	19,402	19,444	19,215	(.2)	1.0
Other retail	23,343	23,037	22,987	1.3	1.5

Total retail	63,622	63,500	60,914	.2	4.4

Total loans, excluding covered loans	171,463	173,144	174,361	(1.0)	(1.7)

Covered loans	21,415	18,504	11,344	15.7	88.8

Total loans	$192,878	$191,648	$185,705	.6	3.9

     Total average loans were $7.2 billion (3.9 percent) higher in the first quarter of 2010 than the first quarter of 2009, primarily driven by growth in covered loans (88.8 percent), residential mortgages (10.4 percent) and total retail loans (4.4 percent). Average total retail loans grew $2.7 billion, residential mortgages grew $2.5 billion and total commercial real estate loans grew $.8 billion year-over-year. Growth in these categories was partially offset by an $8.9 billion decline in total average commercial loans, principally due to lower utilization of existing commitments and reduced demand for new loans. Retail loan growth, year-over-year, was driven by increases in credit cards, home equity and second mortgages and other retail, primarily auto loans. Included in the growth in credit cards were approximately $1.3 billion of portfolio purchases in the third quarter of 2009. Total average loans were $1.2 billion (.6 percent) higher in the first quarter of 2010 than the fourth quarter of 2009, as increases in covered loans (15.7 percent) and residential mortgages (3.1 percent) were offset by a decline in total commercial loans (5.4 percent), primarily due to lower commitment utilization by corporate borrowers and reduced demand for new loans.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

     Average investment securities in the first quarter of 2010 were $3.9 billion (9.2 percent) higher year-over-year and $2.1 billion (4.7 percent) higher than the fourth quarter of 2009. The increases over the prior year and linked quarter were primarily due to purchases of U.S. government agency-related securities.

AVERAGE DEPOSITS	Table 5

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
($ in millions)	2010	2009	2009	4Q09	1Q09

Noninterest-bearing deposits	$38,000	$40,990	$36,020	(7.3)	5.5
Interest-bearing savings deposits
Interest checking	39,994	39,714	32,039	.7	24.8
Money market savings	40,902	38,485	27,927	6.3	46.5
Savings accounts	18,029	15,926	10,339	13.2	74.4

Total of savings deposits	98,925	94,125	70,305	5.1	40.7
Time certificates of deposit less than $100,000	18,335	18,438	18,132	(.6)	1.1
Time deposits greater than $100,000	27,271	27,336	36,071	(.2)	(24.4)

Total interest-bearing deposits	144,531	139,899	124,508	3.3	16.1

Total deposits	$182,531	$180,889	$160,528	.9	13.7

     Average total deposits for the first quarter of 2010 were $22.0 billion (13.7 percent) higher than the first quarter of 2009. Excluding deposits from acquisitions, average total deposits increased $7.2 billion (4.5 percent) over the first quarter of 2009. Noninterest-bearing deposits increased $2.0 billion (5.5 percent) year-over-year, primarily due to growth in the Consumer and Wholesale Banking business lines and the impact of acquisitions. Average total savings deposits were $28.6 billion (40.7 percent) higher year-over-year, the result of growth in Consumer Banking, broker-dealer and institutional trust customers and the impact of acquisitions. Average time certificates of deposit less than $100,000 were $203 million (1.1 percent) higher year-over-year, as acquisition-related growth was partially offset by a decrease in Consumer Banking balances. Average time deposits greater than $100,000 decreased $8.8 billion (24.4 percent), reflecting a decrease in overall wholesale funding requirements, partially offset by the impact of acquisitions.
     Average total deposits increased $1.6 billion (.9 percent) over the fourth quarter of 2009, primarily due to strong growth in total average savings deposits, which increased $4.8 billion (5.1 percent), partially offset by lower noninterest-bearing and time deposits. The growth in total average savings deposits was the result
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

of increases in corporate and institutional trust, Consumer Banking and the impact of the FBOP acquisition. Average noninterest-bearing deposits decreased due to lower balances in corporate trust and Wholesale Banking. Average time certificates of deposit remained relatively stable.

NONINTEREST INCOME	Table 6

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
($ in millions)	2010	2009	2009	4Q09	1Q09

Credit and debit card revenue	$258	$273	$256	(5.5)	.8
Corporate payment products revenue	168	166	154	1.2	9.1
Merchant processing services	292	312	258	(6.4)	13.2
ATM processing services	105	101	102	4.0	2.9
Trust and investment management fees	264	277	294	(4.7)	(10.2)
Deposit service charges	207	238	226	(13.0)	(8.4)
Treasury management fees	137	132	137	3.8	—
Commercial products revenue	161	185	129	(13.0)	24.8
Mortgage banking revenue	200	218	233	(8.3)	(14.2)
Investment products fees and commissions	25	27	28	(7.4)	(10.7)
Securities gains (losses), net	(34)	(158)	(198)	78.5	82.8
Other	135	245	169	(44.9)	(20.1)

Total noninterest income	$1,918	$2,016	$1,788	(4.9)	7.3

Noninterest Income
     First quarter noninterest income was $1,918 million; $130 million (7.3 percent) higher than the first quarter of 2009 and $98 million (4.9 percent) lower than the fourth quarter of 2009. The improvement in noninterest income over the first quarter of 2009 included a favorable variance in net securities losses of $164 million. Noninterest income benefited from $50 million (7.5 percent) in higher fee-based payments-related income and an increase in commercial products revenue of $32 million (24.8 percent), which was attributable to higher standby letters of credit, capital markets and other commercial loan fees. Trust and investment management fees declined $30 million (10.2 percent) year-over-year, as low interest rates negatively impacted money market investment fees and lower money market fund balances led to a decline in account-level fees. Deposit service charges decreased $19 million (8.4 percent) as a result of lower overdraft incidences and the impact of revised overdraft fee policies. Mortgage banking revenue declined $33 million (14.2 percent) from the first quarter of 2009 principally due to lower production revenue, partially offset by higher servicing income and a favorable net change in the valuation of mortgage servicing
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

rights (“MSRs”) and related economic hedging activities. Other income decreased $34 million (20.1 percent), the net result of the gain on a corporate real estate transaction that occurred in the first quarter of 2009 and lower retail lease residual valuation losses and improved equity investment income.
     Noninterest income was $98 million (4.9 percent) lower in the first quarter of 2010 than the fourth quarter of 2009. Seasonally lower transaction volumes led to a decline in credit and debit card revenue of $15 million (5.5 percent) on a linked quarter basis. Merchant processing services revenue decreased $20 million (6.4 percent) from the fourth quarter of 2009 due to seasonally lower volumes and lower rates. Trust and investment management fees were lower by $13 million (4.7 percent) as a result of lower account-level fees and the impact of interest rates on money market investment fees. Deposit service charges declined $31 million (13.0 percent) on a linked quarter basis due principally to seasonally lower volumes and the impact of revised overdraft fee policies. Commercial products revenue was $24 million (13.0 percent) lower than the fourth quarter of 2009 as a result of lower syndication fees and commercial leasing revenue. Mortgage banking revenue declined $18 million (8.3 percent) due to lower mortgage production, partially offset by a favorable net change in the valuation of MSRs and related economic hedging activities and an increase in servicing income. The decrease of $110 million in other income on a linked quarter basis reflected a payments-related gain in the fourth quarter of 2009, lower equity investment income and the impact of retail lease residual valuation losses. Partially offsetting these variances was a decrease in net securities losses of $124 million.

NONINTEREST EXPENSE	Table 7

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q10 vs	1Q10 vs
($ in millions)	2010	2009	2009	4Q09	1Q09

Compensation	$861	$816	$786	5.5	9.5
Employee benefits	180	145	155	24.1	16.1
Net occupancy and equipment	227	214	211	6.1	7.6
Professional services	58	81	52	(28.4)	11.5
Marketing and business development	60	105	56	(42.9)	7.1
Technology and communications	185	186	155	(.5)	19.4
Postage, printing and supplies	74	70	74	5.7	—
Other intangibles	97	107	91	(9.3)	6.6
Other	394	504	291	(21.8)	35.4

Total noninterest expense	$2,136	$2,228	$1,871	(4.1)	14.2

(MORE)

U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

Noninterest Expense
     Noninterest expense in the first quarter of 2010 totaled $2,136 million, an increase of $265 million (14.2 percent) over the first quarter of 2009, but a $92 million decrease (4.1 percent) from the fourth quarter of 2009. The increase in noninterest expense over a year ago was principally due to acquisitions, higher FDIC deposit insurance expense and costs related to investments in affordable housing and other tax-advantaged projects. Compensation expense increased $75 million (9.5 percent) and employee benefits expense increased $25 million (16.1 percent), primarily reflecting acquisitions and higher pension costs. Net occupancy and equipment expense increased $16 million (7.6 percent), while professional services expense increased $6 million (11.5 percent) year-over-year, principally due to acquisitions and other business initiatives. Technology and communications expense increased $30 million (19.4 percent), as a result of payments-related initiatives, including the formation of a joint venture. Other expense increased $103 million (35.4 percent) due to higher FDIC deposit insurance expense, costs related to investments in affordable housing and other tax-advantaged projects, higher merchant processing expense, growth in mortgage servicing expense and costs associated with other real estate owned.
     Noninterest expense decreased $92 million (4.1 percent) in the first quarter of 2010 compared with the fourth quarter of 2009. The decrease was primarily due to seasonally higher fourth quarter of 2009 costs related to investments in affordable housing and other tax-advantaged projects. Professional services expense was seasonally lower by $23 million (28.4 percent) across the majority of business lines. Marketing and business development expense was lower by $45 million (42.9 percent), compared with the fourth quarter of 2009, reflecting the timing of credit card product initiatives and other marketing campaigns. Other intangibles expense declined $10 million (9.3 percent) on a linked quarter basis. Partially offsetting these favorable variances was an increase in compensation and employee benefits expense of $80 million (8.3 percent), principally due to the FBOP acquisition, increased pension costs, a seasonal increase in payroll taxes and incentive accruals. Net occupancy and equipment expense also increased on a linked quarter basis by $13 million (6.1 percent), primarily due to the impact of acquisitions.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

Provision for Income Taxes
     The provision for income taxes for the first quarter of 2010 resulted in a tax rate on a taxable-equivalent basis of 24.2 percent (effective tax rate of 19.5 percent), compared with 21.5 percent (effective tax rate of 15.6 percent) in the first quarter of 2009 and 20.8 percent (effective tax rate of 15.2 percent) in the fourth quarter of 2009. The increase in the effective tax rate as compared with the same quarter of 2009 principally reflects the marginal impact of higher pretax earnings year-over-year.
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

ALLOWANCE FOR CREDIT LOSSES	Table 8

	1Q	4Q	3Q	2Q	1Q
($ in millions)	2010	2009	2009	2009	2009

Balance, beginning of period	$5,264	$4,986	$4,571	$4,105	$3,639

Net charge-offs
Commercial	243	250	200	177	112
Lease financing	34	33	44	55	55

Total commercial	277	283	244	232	167
Commercial mortgages	46	30	30	28	13
Construction and development	146	144	159	93	117

Total commercial real estate	192	174	189	121	130

Residential mortgages	145	153	129	116	91

Credit card	312	285	271	263	212
Retail leasing	5	5	8	10	13
Home equity and second mortgages	90	96	89	83	70
Other retail	111	111	111	102	99

Total retail	518	497	479	458	394

Total net charge-offs, excluding covered loans	1,132	1,107	1,041	927	782
Covered loans	3	3	—	2	6

Total net charge-offs	1,135	1,110	1,041	929	788
Provision for credit losses	1,310	1,388	1,456	1,395	1,318
Acquisitions and other changes	—	—	—	—	(64)

Balance, end of period	$5,439	$5,264	$4,986	$4,571	$4,105

Components
Allowance for loan losses	$5,235	$5,079	$4,825	$4,377	$3,947
Liability for unfunded credit commitments	204	185	161	194	158

Total allowance for credit losses	$5,439	$5,264	$4,986	$4,571	$4,105

Gross charge-offs	$1,206	$1,174	$1,105	$992	$840
Gross recoveries	$71	$64	$64	$63	$52

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	3.20	3.04	2.88	2.66	2.37
Nonperforming loans, excluding covered loans	156	153	150	152	169
Nonperforming assets, excluding covered assets	136	135	134	137	152

Period-end loans	2.85	2.70	2.73	2.51	2.23
Nonperforming loans	109	110	136	135	144
Nonperforming assets	85	89	114	114	120
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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

Credit Quality
     Net charge-offs and nonperforming assets continued to trend higher, however, the rate of increase continued to moderate during the first quarter of 2010, excluding covered assets. The allowance for credit losses was $5,439 million at March 31, 2010, compared with $5,264 million at December 31, 2009, and $4,105 million at March 31, 2009. Total net charge-offs in the first quarter of 2010 were $1,135 million, compared with $1,110 million in the fourth quarter of 2009, and $788 million in the first quarter of 2009. The increase in total net charge-offs compared with a year ago was driven by economic factors affecting the residential housing markets, including homebuilding and related industries, commercial real estate properties and credit costs associated with credit card and other consumer and commercial loans as the economy weakened. As a result of continuing stress in the economic conditions, the Company recorded $175 million of provision for credit losses in excess of net charge-offs, increasing the allowance for credit losses during the first quarter of 2010.
     Commercial and commercial real estate loan net charge-offs increased to $469 million in the first quarter of 2010 (2.34 percent of average loans outstanding) compared with $457 million (2.16 percent of average loans outstanding) in the fourth quarter of 2009 and $297 million (1.35 percent of average loans outstanding) in the first quarter of 2009. This increasing trend reflected stress in commercial real estate and residential housing, especially homebuilding and related industry sectors, along with the impact of current economic conditions on the Company’s commercial loan portfolios.
     Residential mortgage loan net charge-offs decreased to $145 million (2.23 percent of average loans outstanding) in the first quarter of 2010 from $153 million (2.37 percent of average loans outstanding) in the fourth quarter of 2009, reflecting the positive impact of restructuring programs, but were higher than the $91 million (1.54 percent of average loans outstanding) in the first quarter of 2009. Total retail loan net charge-offs were $518 million (3.30 percent of average loans outstanding) in the first quarter of 2010 compared with $497 million (3.11 percent of average loans outstanding) in the fourth quarter of 2009 and $394 million (2.62 percent of average loans outstanding) in the first quarter of 2009. The increased year-over-year residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers, as rising unemployment levels increased losses in prime-based residential portfolios.
     The ratio of the allowance for credit losses to period-end loans was 2.85 percent (3.20 percent excluding covered loans) at March 31, 2010, compared with 2.70 percent (3.04 percent excluding covered loans) at December 31, 2009, and 2.23 percent (2.37 percent excluding covered loans) at March 31, 2009. The ratio

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

of the allowance for credit losses to nonperforming loans was 109 percent (156 percent excluding covered loans) at March 31, 2010, compared with 110 percent (153 percent excluding covered loans) at December 31, 2009, and 144 percent (169 percent excluding covered loans) at March 31, 2009.

CREDIT RATIOS	Table 9

	1Q	4Q	3Q	2Q	1Q
(Percent)	2010	2009	2009	2009	2009

Net charge-offs ratios (a)
Commercial	2.41	2.28	1.78	1.50	.92
Lease financing	2.14	2.02	2.66	3.29	3.29
Total commercial	2.38	2.25	1.89	1.72	1.21

Commercial mortgages	.73	.48	.49	.47	.22
Construction and development	6.80	6.24	6.62	3.79	4.82
Total commercial real estate	2.28	2.03	2.22	1.44	1.58

Residential mortgages	2.23	2.37	2.10	1.94	1.54

Credit card (b)	7.73	6.89	6.99	7.36	6.32
Retail leasing	.45	.43	.66	.80	1.03
Home equity and second mortgages	1.88	1.96	1.82	1.72	1.48
Other retail	1.93	1.91	1.94	1.80	1.75
Total retail	3.30	3.11	3.05	2.99	2.62

Total net charge-offs, excluding covered loans	2.68	2.54	2.41	2.15	1.82

Covered loans	.06	.06	—	.07	.21

Total net charge-offs	2.39	2.30	2.27	2.03	1.72

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.18	.22	.17	.16	.19
Commercial real estate	.01	.02	.12	.22	.07
Residential mortgages	2.26	2.80	2.32	2.11	2.03
Retail	1.00	1.07	1.00	.94	.94
Total loans, excluding covered loans	.78	.88	.78	.72	.68
Covered loans	3.90	3.59	8.18	7.83	6.93
Total loans	1.12	1.19	1.16	1.12	1.05

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	2.06	2.25	2.19	1.89	1.59
Commercial real estate	5.37	5.22	5.22	5.05	3.87
Residential mortgages	4.33	4.59	3.86	3.46	3.02
Retail	1.37	1.39	1.28	1.19	1.16
Total loans, excluding covered loans	2.82	2.87	2.69	2.48	2.08
Covered loans	11.19	9.76	11.97	11.45	10.94
Total loans	3.74	3.64	3.18	2.98	2.60

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date, were 8.42 percent for the first quarter of 2010, 7.46 percent for fourth quarter of 2009 and 7.30 percent for the third quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

ASSET QUALITY	Table 10

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
($ in millions)	2010	2009	2009	2009	2009

Nonperforming loans
Commercial	$758	$866	$908	$785	$651
Lease financing	113	125	119	123	119

Total commercial	871	991	1,027	908	770
Commercial mortgages	596	581	502	471	392
Construction and development	1,236	1,192	1,230	1,156	887

Total commercial real estate	1,832	1,773	1,732	1,627	1,279
Residential mortgages	550	467	383	324	239
Retail	229	204	174	155	135

Total nonperforming loans, excluding covered loans	3,482	3,435	3,316	3,014	2,423
Covered loans	1,524	1,350	362	368	433

Total nonperforming loans	5,006	4,785	3,678	3,382	2,856
Other real estate	482	437	366	293	257
Covered other real estate	861	653	310	314	269
Other nonperforming assets	31	32	38	27	28

Total nonperforming assets (a)	$6,380	$5,907	$4,392	$4,016	$3,410

Total nonperforming assets, exluding covered assets	$3,995	$3,904	$3,720	$3,334	$2,708

Accruing loans 90 days or more past due, excluding covered loans	$1,321	$1,525	$1,344	$1,245	$1,185

Accruing loans 90 days or more past due	$2,138	$2,309	$2,125	$2,042	$1,932

Restructured loans that continue to accrue interest	$2,516	$2,278	$2,254	$2,107	$1,901

Nonperforming assets to loans plus ORE, excluding covered assets (%)	2.34	2.25	2.14	1.94	1.56
Nonperforming assets to loans plus ORE (%)	3.31	3.02	2.39	2.20	1.85

(a)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.
     Nonperforming assets at March 31, 2010, totaled $6,380 million, compared with $5,907 million at December 31, 2009, and $3,410 million at March 31, 2009. Included in March 31, 2010, nonperforming assets were $2,385 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 3.31 percent (2.34 percent excluding covered assets) at March 31, 2010, compared with 3.02 percent (2.25 percent excluding covered assets) at December 31, 2009, and 1.85 percent (1.56 percent excluding covered assets) at March 31, 2009. The increase in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the residential construction portfolio and related

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

industries and the residential mortgage portfolio, as well as an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial and consumer customers. Given current economic conditions, the Company expects nonperforming assets, excluding covered assets, to remain relatively stable next quarter. Accruing loans 90 days or more past due were $2,138 million ($1,321 million excluding covered loans) at March 31, 2010, compared with $2,309 million ($1,525 million excluding covered loans) at December 31, 2009, and $1,932 million ($1,185 million excluding covered loans) at March 31, 2009. The year-over-year increase of $136 million (excluding covered loans) reflected stress in residential mortgages, commercial, construction, credit cards, and home equity loans. Restructured loans that continue to accrue interest have increased, compared with the first quarter of 2009 and the fourth quarter of 2009, reflecting the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company expects this trend to continue as the Company actively works with customers to modify loans for borrowers who are having financial difficulties.

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

CAPITAL POSITION	Table 11

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
($ in millions)	2010	2009	2009	2009	2009

Total U.S. Bancorp shareholders’ equity	$26,709	$25,963	$25,171	$24,171	$27,223
Tier 1 capital	23,278	22,610	21,990	21,710	25,284
Total risk-based capital	30,858	30,458	30,126	30,039	33,504

Tier 1 capital ratio	9.9%	9.6%	9.5%	9.4%	10.9%
Total risk-based capital ratio	13.2	12.9	13.0	13.0	14.4
Leverage ratio	8.6	8.5	8.6	8.4	9.8
Tier 1 common equity ratio	7.1	6.8	6.8	6.7	5.4
Tangible common equity ratio	5.6	5.3	5.4	5.1	3.8
Tangible common equity as a percent of risk-weighted assets	6.5	6.1	6.0	5.7	4.2
     Total U.S. Bancorp shareholders’ equity was $26.7 billion at March 31, 2010, compared with $26.0 billion at December 31, 2009, and $27.2 billion at March 31, 2009. The year-over-year decrease was a result of the Company’s redemption of $6.6 billion of preferred stock previously held by the U.S. Department of the Treasury in the second quarter of 2009, partially offset by earnings and a $2.7 billion (153 million shares) common stock offering in the second quarter of 2009. The Tier 1 capital ratio was 9.9 percent at March 31, 2010, compared with 9.6 percent at December 31, 2009, and 10.9 percent at March 31, 2009. The Tier 1 common equity ratio was 7.1 percent at March 31, 2010, compared with 6.8 percent at December 31, 2009, and 5.4 percent at March 31, 2009. The tangible common equity ratio was 5.6 percent at March 31, 2010, compared with 5.3 percent at December 31, 2009, and 3.8 percent at March 31, 2009. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 12

	1Q	4Q	3Q	2Q	1Q
(Millions)	2010	2009	2009	2009	2009

Beginning shares outstanding	1,913	1,912	1,912	1,759	1,755
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	1	—	153	4
Shares repurchased for stock option plans	(1)	—	—	—	—

Ending shares outstanding	1,916	1,913	1,912	1,912	1,759

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2010
($ in millions)	1Q	4Q	1Q	1Q10 vs	1Q10 vs	Earnings
Business Line	2010	2009	2009	4Q09	1Q09	Composition

Wholesale Banking	$9	$62	$2	(85.5)	nm	1%
Consumer Banking	197	235	213	(16.2)	(7.5)	30
Wealth Management & Securities Services	55	68	93	(19.1)	(40.9)	8
Payment Services	121	67	89	80.6	36.0	18
Treasury and Corporate Support	287	170	132	68.8	nm	43

Consolidated Company	$669	$602	$529	11.1	26.5	100%

(a)	preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2010, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking contributed $9 million of the Company’s net income in the first quarter of 2010, compared with $2 million in the first quarter of 2009 and $62 million in the fourth quarter of 2009. Wholesale Banking’s net income increased by $7 million over the same quarter of 2009 due to higher total

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

net revenue partially offset by higher total noninterest expense. Net interest income decreased $32 million (6.1 percent) year-over-year due to a decrease in average total loans as a result of lower utilization of existing commitments and reduced demand for new loans, as well as the impact of declining rates on the margin benefit from deposits, partly offset by improved spreads on loans and higher average deposit balances. Total noninterest income increased $63 million (29.9 percent) due to higher equity investment income and strong growth in commercial products revenue including, standby letters of credit, commercial loan and capital markets fees. Total noninterest expense increased $17 million (6.4 percent) over a year ago, primarily due to higher compensation and employee benefits, an increase in FDIC deposit insurance expense and increased costs related to other real estate owned. The provision for credit losses was $3 million (.6 percent) higher year-over-year due to an increase in net charge-offs partially offset by a reduction in the reserve allocation.
     Wholesale Banking’s contribution to net income in the first quarter of 2010 was $53 million (85.5 percent) lower than the fourth quarter of 2009. This decline was principally due to an increase in the provision for credit losses and lower total net revenue, partially offset by lower total noninterest expense. Total net revenue was lower on a linked quarter basis as reduced demand for new loans, as well as the impact of declining rates on the margin benefit from deposits, partially offset by improved spreads on loans, led to a $10 million (2.0 percent) decline in net interest income. The $16 million (5.5 percent) decrease in total noninterest income was the result of lower commercial leasing revenue, equity investment income and capital markets-related income. Total noninterest expense decreased $20 million (6.6 percent) principally due to lower costs for other real estate owned. The provision for credit losses increased $80 million (20.6 percent) compared with the fourth quarter of 2009, due to increased net charge-offs and an increase in allocated reserves.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $197 million of the Company’s net income in the first quarter of 2010, a $16 million (7.5 percent) decrease from the first quarter of 2009, and a $38 million (16.2 percent) decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $98 million of the total contribution, 4.3 percent above the same quarter of last year, but 12.5 percent lower on a linked quarter basis. The increase in the retail

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

banking division’s contribution over the same period of 2009 was due to a favorable change in the provision for credit losses and higher total net revenue, partially offset by higher total noninterest expense. Total noninterest income for the retail banking division increased 6.2 percent over a year ago due to improvement in retail lease residual valuation losses and higher ATM processing services fees, partially offset by lower deposit service charges. Total noninterest expense for the retail banking division in the first quarter of 2010 was 6.5 percent higher year-over-year, principally due to higher FDIC deposit insurance expense and increased net occupancy and equipment expense. The provision for credit losses for the retail banking division was lower than the same quarter of last year, as stress within the residential mortgages, home equity, and other installment and consumer loan portfolios moderated. In the first quarter of 2010, the mortgage banking division’s contribution was $99 million, a 16.8 decrease from the first quarter of 2009. The division’s total net revenue decreased 4.1 percent from a year ago, reflecting lower mortgage loan production, including lower interest income on average mortgage loans held for sale. Total noninterest expense for the mortgage banking division increased 19.8 percent over the first quarter of 2009 primarily due to higher servicing costs associated with other real estate owned and foreclosures. The provision for credit losses decreased 6.7 percent for the mortgage banking division.
     Consumer Banking’s contribution in the first quarter of 2010 was lower by $38 million (16.2 percent) than the fourth quarter of 2009 due to lower total net revenue and higher total noninterest expense, partially offset by a favorable change in the provision for credit losses. Within Consumer Banking, the retail banking division’s contribution decreased 12.5 percent on a linked quarter basis due to unfavorable variances in total net revenue and total noninterest expense, partially offset by lower provision for credit losses. Total net revenue for the retail banking division decreased 4.9 percent, principally due to lower total noninterest income due to seasonally lower deposit service charges and the impact of retail lease residual valuation losses. Total noninterest expense for the retail banking division increased 2.4 percent on a linked quarter basis, the result of higher net occupancy and equipment expense, compensation and employee benefits expense and shared services expense. The provision for credit losses for the division decreased 16.1 percent as deterioration in the credit quality of consumer loan portfolios moderated compared with the fourth quarter of 2009. The contribution of the mortgage banking division decreased 19.5 percent from the fourth quarter of 2009 driven by lower mortgage production. Total net revenue decreased 7.3 percent due to a 5.8 percent decrease in net interest income, the result of a decline in the mortgages held for sale portfolio and lower mortgage banking revenue. Total noninterest expense increased by 5.2 percent, due to costs for other real

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

estate and foreclosures. The mortgage banking division’s provision for credit losses increased 33.3 percent on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $55 million of the Company’s net income in the first quarter of 2010, a 40.9 percent decrease from the first quarter of 2009 and a 19.1 percent decrease from the fourth quarter of 2009. Total net revenue year-over-year decreased by $61 million (15.2 percent). Net interest income was lower by $24 million (26.1 percent), primarily due to a decline in the margin benefit from average deposit balances, and total noninterest income declined $37 million (12.0 percent) as low interest rates negatively impacted money market investment fees and lower money market fund balances led to a decline in account-level fees. Total noninterest expense was relatively flat, increasing $3 million (1.2 percent), and was offset by a $4 million (50.0 percent) decrease in the provision for credit losses.
     The decrease in the business line’s contribution in the first quarter of 2010 compared with the prior quarter was the result of lower total net revenue (4.8 percent) and higher total noninterest expense (3.3 percent). Net interest income was flat, while total noninterest income was lower (5.6 percent) due to lower trust and investment management account-level fees and the impact of interest rates on money market investment fees. The increase in total noninterest expense was primarily due to higher compensation and employee benefit expense and FDIC deposit insurance expense partially offset by lower other intangibles expense.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services’ offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $121 million of the Company’s net income in the first quarter of 2010, an increase of 36.0 percent from the same period of 2009, and an 80.6 percent increase over the prior quarter. The increase year-over-year was primarily due to an increase in total net revenue. Total net revenue increased $128 million (13.4 percent) year-over-year. Net interest income increased $77 million (28.7 percent) due to strong growth in credit card balances and

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

improved loan spreads, partially offset by the cost of rebates on the government card program. Total noninterest income increased $51 million (7.4 percent) year-over-year, primarily due to higher merchant processing services and corporate payment products revenues the result of volume growth including business expansion. Total noninterest expense increased $52 million (13.8 percent), driven by higher technology and communications expense, the result of increased volume and the formation of a joint venture, and higher other intangibles expense. The provision for credit losses increased $23 million (5.3 percent) primarily due to higher net charge-offs.
     Payment Services’ contribution in the first quarter of 2010 was $54 million (80.6 percent) higher than the fourth quarter of 2009 and was driven by a lower provision for credit losses and a favorable variance in total noninterest expense. Total net revenue declined $40 million (3.6 percent) from the fourth quarter of 2009. Net interest income increased $26 million (8.2 percent) on a linked quarter basis primarily due to improved loan spreads. This favorable variance was offset by a $66 million (8.2 percent) decline in total noninterest income due to seasonally lower volumes. The timing of credit card related marketing programs was the principal driver of the $37 million (8.0 percent) linked quarter reduction in total noninterest expense. The provision for credit losses decreased $88 million (16.2 percent) due to a relatively more stable outlook on the credit card portfolios.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, recently acquired assets and assumed liabilities prior to assignment to business lines, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $287 million in the first quarter of 2010, compared with net income of $132 million in the first quarter of 2009 and net income of $170 million in the fourth quarter of 2009. Net interest income increased $279 million over the first quarter of 2009, reflecting the impact of the FBOP acquisition, the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased $55 million (71.4 percent) year-over-year, primarily due to lower net securities losses, partially offset by a gain on a corporate real estate transaction that occurred in the first quarter of 2009. Total noninterest expense increased $122 million reflecting the impact of the FBOP acquisition and costs related to affordable housing and other tax-advantaged projects.

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

     Net income in the first quarter of 2010 was higher on a linked quarter basis due to favorable variances in total net revenue and total noninterest expense. Total net revenue increased $121 million (32.6 percent) as net interest income improved by 8.9 percent driven by the FBOP acquisition and total noninterest income improved by 78.2 percent, principally due to lower net securities losses. The decrease in total noninterest expense from the fourth quarter of 2009 was due to seasonally lower costs related to affordable housing and other tax-advantaged projects, partially offset by the impact of the FBOP acquisition.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
On Tuesday, April 20, 2010, at 8:00 a.m. (CT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 59327064. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 20th, and will run through Tuesday, April 27th, at 11:00 p.m. (CT). To access the recorded message within the United States and Canada, dial 800- 642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 59327064. To access the webcast and presentation go to http://www.usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information.” The webcast link can be found under “Webcasts and Presentations.”
Minneapolis-based U.S. Bancorp (“USB”), with $282 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,025 banking offices in 24 states and 5,312 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, and by changes in the competitive landscape. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers other ratios when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.

(MORE)

U.S. Bancorp Reports First Quarter 2010 Results
April 20, 2010

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not determined in accordance with generally accepted accounting principals (“GAAP”) and are not defined in federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Despite the importance of these non-regulatory capital ratios to the Company, there are no standardized definitions for them, and, as a result, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of the non-regulatory capital ratios.
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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2010	2009

Interest Income
Loans	$2,505	$2,350
Loans held for sale	44	63
Investment securities	410	434
Other interest income	34	20

Total interest income	2,993	2,867
Interest Expense
Deposits	236	324
Short-term borrowings	128	143
Long-term debt	277	353

Total interest expense	641	820

Net interest income	2,352	2,047
Provision for credit losses	1,310	1,318

Net interest income after provision for credit losses	1,042	729
Noninterest Income
Credit and debit card revenue	258	256
Corporate payment products revenue	168	154
Merchant processing services	292	258
ATM processing services	105	102
Trust and investment management fees	264	294
Deposit service charges	207	226
Treasury management fees	137	137
Commercial products revenue	161	129
Mortgage banking revenue	200	233
Investment products fees and commissions	25	28
Securities gains (losses), net	(34)	(198)
Other	135	169

Total noninterest income	1,918	1,788
Noninterest Expense
Compensation	861	786
Employee benefits	180	155
Net occupancy and equipment	227	211
Professional services	58	52
Marketing and business development	60	56
Technology and communications	185	155
Postage, printing and supplies	74	74
Other intangibles	97	91
Other	394	291

Total noninterest expense	2,136	1,871

Income before income taxes	824	646
Applicable income taxes	161	101

Net income	663	545
Net income attributable to noncontrolling interests	6	(16)

Net income attributable to U.S. Bancorp	$669	$529

Net income applicable to U.S. Bancorp common shareholders	$648	$419

Earnings per common share	$.34	$.24
Diluted earnings per common share	$.34	$.24
Dividends declared per common share	$.05	$.05
Average common shares outstanding	1,910	1,754
Average diluted common shares outstanding	1,919	1,760

U.S. Bancorp

Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2010	2009	2009
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$8,380	$6,206	$6,154
Investment securities
Held-to-maturity	625	47	51
Available-for-sale	46,288	44,721	39,215
Loans held for sale	3,884	4,772	4,656
Loans
Commercial	46,312	48,792	54,923
Commercial real estate	34,207	34,093	33,630
Residential mortgages	26,520	26,056	24,022
Retail	63,191	63,955	60,814

Total loans, excluding covered loans	170,230	172,896	173,389
Covered loans	20,923	21,859	10,784

Total loans	191,153	194,755	184,173
Less allowance for loan losses	(5,235)	(5,079)	(3,947)

Net loans	185,918	189,676	180,226
Premises and equipment	2,246	2,263	2,057
Goodwill	9,007	9,011	8,419
Other intangible assets	3,388	3,406	2,698
Other assets	22,692	21,074	20,148

Total assets	$282,428	$281,176	$263,624

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$38,913	$38,186	$38,704
Interest-bearing	117,922	115,135	90,689
Time deposits greater than $100,000	27,204	29,921	33,173

Total deposits	184,039	183,242	162,566
Short-term borrowings	31,196	31,312	26,007
Long-term debt	32,399	32,580	38,825
Other liabilities	7,406	7,381	8,284

Total liabilities	255,040	254,515	235,682
Shareholders’ equity
Preferred stock	1,500	1,500	7,939
Common stock	21	21	20
Capital surplus	8,267	8,319	5,744
Retained earnings	24,597	24,116	23,015
Less treasury stock	(6,409)	(6,509)	(6,546)
Accumulated other comprehensive income (loss)	(1,267)	(1,484)	(2,949)

Total U.S. Bancorp shareholders’ equity	26,709	25,963	27,223
Noncontrolling interests	679	698	719

Total equity	27,388	26,661	27,942
Total liabilities and equity	$282,428	$281,176	$263,624

U.S. Bancorp

Non-Regulatory Capital Ratios

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Millions, Unaudited)	2010 *	2009	2009	2009	2009

Total equity	$27,388	$26,661	$25,880	$24,886	$27,942
Preferred stock	(1,500)	(1,500)	(1,500)	(1,500)	(7,939)
Noncontrolling interests	(679)	(698)	(709)	(715)	(719)
Goodwill (net of deferred tax liability)	(8,374)	(8,482)	(8,161)	(8,035)	(8,001)
Intangible assets, other than mortgage servicing rights	(1,610)	(1,657)	(1,604)	(1,479)	(1,516)

Tangible common equity (a)	15,225	14,324	13,906	13,157	9,767

Tier 1 capital, determined in accordance with prescribed regulatory requirements	23,278	22,610	21,990	21,710	25,284
Trust preferred securities	(4,524)	(4,524)	(4,024)	(4,024)	(4,024)
Preferred stock	(1,500)	(1,500)	(1,500)	(1,500)	(7,939)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(692)	(692)	(692)	(692)	(692)

Tier 1 common equity (b)	16,562	15,894	15,774	15,494	12,629

Total assets	282,428	281,176	265,058	265,560	263,624
Goodwill (net of deferred tax liability)	(8,374)	(8,482)	(8,161)	(8,035)	(8,001)
Intangible assets, other than mortgage servicing rights	(1,610)	(1,657)	(1,604)	(1,479)	(1,516)

Tangible assets (c)	272,444	271,037	255,293	256,046	254,107
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	234,042	235,233	231,993	231,821	232,043

Ratios
Tangible common equity to tangible assets (a)/(c)	5.6%	5.3%	5.4%	5.1%	3.8%
Tier 1 common equity to risk-weighted assets (b)/(d)	7.1	6.8	6.8	6.7	5.4
Tangible common equity to risk-weighted assets (a)/(d)	6.5	6.1	6.0	5.7	4.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.